UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 660-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At the Annual Meeting of Stockholders held on March 25, 2010, the stockholders of ‘mktg, inc.’ (the “Company”) approved the ‘mktg, inc.’ 2010 Equity Incentive Plan (the “2010 Plan”), under which 3,000,000 shares of Common Stock have been set aside and reserved for issuance. The material terms of the 2010 Plan are described below.

The 2010 Plan provides for the granting to our employees, officers, directors, consultants and advisors of stock options (non-statutory and incentive), restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and other performance stock awards. The purpose of the 2010 Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by eligible participants who are expected to contribute to the Company’s future growth and success.

The 2010 Plan will be administered by the Compensation Committee of the Board of Directors. The exercise price per share of a stock option, which is determined by the Compensation Committee, may not be less than 100% of the fair market value of the common stock on the date of grant. If an incentive stock option is granted to an optionee who owns more than 10% of the total combined voting power of the Company, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

An optionee’s ability to exercise his or her shares is subject to the vesting of the option. At the time of the grant, a vesting period is established, which generally extends over a period of a few years. Vesting may also be subject to achievement of performance criteria set forth in the applicable Award Agreement. After the option vests, an optionee will be able to exercise the option with respect to the vested portion of the shares, until the expiration or termination of the option. For non-qualified options the term of the option is determined by the Compensation Committee. For incentive stock options the term of the option is not more than ten years. However, if the optionee owns more than 10% of the total combined voting power of the Company, the term of the incentive stock option will be no longer than five years. In the event of an option participant’s termination of service with the Company, he or she may exercise his or her option within the term designated in the participant’s option agreement. In general, if the termination is due to death or disability, the option will remain exercisable for 18 months and 12 months, respectively. Upon termination for cause, a participant’s options shall immediately terminate.

The 2010 Plan also provides for the issuance of an outright grant of common stock or a stock grant that is deemed restricted. Restricted stock is common stock that is subject to a substantial risk of forfeiture until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited to the Company. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the transfer restrictions set forth in the applicable award agreement apply. The 2010 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, performance stock awards, and restricted stock unit awards.

The 2010 Plan automatically terminates on February 22, 2020, unless it is terminated earlier by a vote of the Company’s stockholders or the Board of Directors; provided, however, that any such action does not affect the rights of any participants of the 2010 Plan. In addition, the 2010 Plan may be amended by the stockholders of the Company or the Board of Directors, subject to stockholder approval if the Board of Directors determines it is of a scope that requires stockholder approval.

The foregoing description of the 2010 Plan contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the 2010 Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

 On March 25, 2010, the Company held its Annual Meeting of Stockholders with respect to its fiscal year ended March 31, 2009, at it 9:00 a.m. at its offices located at 75 Ninth Avenue, New York, New York 10011. A majority of the Company’s outstanding voting shares were present at the meeting, either in person or by proxy.

At the meeting, as set forth in the table below, the Company’s stockholders elected Marc C. Particelli, Charles Horsey, Elizabeth Black, Richard L. Feinstein, Gregory J. Garville and Arthur G. Murray to the Board of Directors.

	Votes For		Votes Withheld
Director	Common	Preferred(1)	Common	Preferred
Marc C. Particelli	3,568,904	5,319,149	1,074,755	-0-
Charles Horsey	4,116,733	5,319,149	526,926	-0-
Elizabeth Black	3,818,143	5,319,149	825,516	-0-
Richard L. Feinstein	3,818,143	5,319,149	825,516	-0-
Gregory J. Garville	4,116,733	5,319,149	526,926	-0-
Arthur G. Murray	4,116,733	5,319,149	526,926	-0-

(1) Series D Convertible Participating Preferred Stock voting on an as-converted basis.

In addition, as set forth below, at the Annual Meeting stockholders approved (i) granting the Board of Directors discretionary authority to amend the Company’s Certificate of Incorporation to effect either a one-for-four reverse stock split, or a one-for-three reverse stock split, as determined by the Board of Directors, and (ii) the Company’s 2010 Equity Incentive Plan.

Reverse Split Proposal
For		Against		Abstain		Broker Non-Votes
Common	Preferred(1)	Common	Preferred	Common	Preferred	Common	Preferred
4,722,412	5,319,149	1,207,488	-0-	4,350	-0-	-0-	N/A

Equity Plan Proposal
For		Against		Abstain		Broker Non-Votes
Common	Preferred(1)	Common	Preferred	Common	Preferred	Common	Preferred
3,160,249	5,319,149	1,477,810	-0-	5,600	-0-	1,290,591	N/A

(1) Series D Convertible Participating Preferred Stock voting on an as-converted basis.

Item 9.01.	Financial Statements and Exhibits.

 (d)        Exhibits

10.1	‘mktg, inc.’ 2010 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 29, 2010.

‘mktg, inc.’

By:	/s/ James Haughton
James Haughton,
Senior Vice President – Controller

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	‘mktg, inc.’ 2010 Equity Incentive Plan